Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS CHAIRMAN BRADLEY S. JACOBS TO STEP DOWN AS

CHIEF EXECUTIVE OFFICER AT YEAR END

Wayland R. Hicks Will Become New Chief Executive Officer

GREENWICH, CT, September 30, 2003 - United Rentals, Inc. (NYSE: URI) chairman and chief executive officer Bradley S. Jacobs announced today that he plans to step down as chief executive officer at year end but will remain involved in the company as executive chairman. Wayland R. Hicks, currently vice chairman and chief operating officer, will succeed Jacobs as chief executive officer. John N. Milne, president and chief financial officer, will continue in his current positions.

Mr. Jacobs said, “I’m gratified that the company we started around my dining room table six years ago has grown into North America’s leading equipment rental company. It has been a privilege to help build United Rentals. I now look forward to building another business, and have decided to scale back my responsibilities in order to evaluate opportunities in several industries.

“I will be leaving management of the company in the hands of two friends and colleagues who have been instrumental to United Rentals’ success. Wayland and John have been with the company since 1997 and know every aspect of our business. I anticipate a seamless transition.”

Mr. Hicks added, “Brad has demonstrated outstanding leadership at United Rentals and has helped forge a company of exceptional people and organizational strength. I appreciate the trust that he and the board have placed in me, and I look forward to building on our company’s considerable success.”

The company also announced the promotion of Michael J. Kneeland to the newly created position of executive vice president-operations. Kneeland is currently vice president- southeast region. He joined United Rentals in 1998, serving first as district manager and then as vice president-aerial operations. His 25 years of experience in the equipment rental industry includes senior management positions at Freestate Industries, Inc. and Equipment Supply Co.

Jacobs founded United Rentals with Milne and six others in 1997, and has served as the company’s chairman and chief executive officer since its formation. Jacobs previously was chairman and chief executive officer of United Waste Systems, Inc., which he founded in 1989. United Waste Systems was the fifth largest solid waste management company in North America when it was sold in 1997.

Hicks joined United Rentals as chief operating officer in 1997, and became a director and vice chairman in 1998. Hicks previously held senior executive positions at Xerox Corporation, including executive vice president-corporate operations, executive vice president-corporate marketing and customer support operations, and executive vice president-engineering and manufacturing. He is a director of Maytag Corporation.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of approximately 750 locations in 47 states, seven Canadian provinces and Mexico. The company serves more than 1.7 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion.

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Contact:

Fred Bratman Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com